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                                                                      Exhibit 21

                           SUBSIDIARIES OF THE COMPANY

The following is a list of the registrant's subsidiaries:

                                                          Organized
                                                         Under Law Of
                                                      -------------------
Silicon Laboratories UK Ltd.                          United Kingdom
Silicon Laboratories Isolation, Inc.                  State of California
Silicon Laboratories K.K.                             Japan
Silicon Laboratories France, SARL                     France
Silicon Laboratories Asia Pacific, Limited            Hong Kong